Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them of Teladoc, Inc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 6th day of February, 2018.

Trident Capital Management-VI, L.L.C.

By:	/s/ Arneek Multani
Name:	Arneek Multani
Title:	Managing Member

Trident Capital Fund-VI, L.P.

By:	Trident Capital Management-VI, L.L.C.
Its:	General Partner

By:	/s/ Arneek Multani
Name:	Arneek Multani
Title:	Managing Member

Trident Capital Fund-VI Principals Fund, L.L.C.

By:	Trident Capital Management-VI, L.L.C.
Its:	Managing Member

By:	/s/ Arneek Multani
Name:	Arneek Multani
Title:	Managing Member